EXHIBIT 5.1

[Comerica Letterhead]

Von E. Hays
Senior Executive Vice President, Chief Legal Officer
and General Counsel

vehays@comerica.com

April 23, 2024

Comerica Incorporated
Comerica Bank Tower
1717 Main Street, MC 6404
Dallas, TX  75201

RE:          COMERICA INCORPORATED — REGISTRATION STATEMENT ON FORM S-8

Dear Sir/Madam:

I am Senior Executive Vice President, Chief Legal Officer and General Counsel to Comerica Incorporated, a Delaware corporation (the “Corporation”).  This opinion is being rendered with respect to the registration statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 (the “Act”), as amended, 2,065,000 shares of common stock, $5.00 par value, of the Corporation (the “Securities”).  The Securities are to be issued under the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated (as amended from time to time, the “Plan”).

I have examined such certificates, instruments, and documents and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Corporation, (iii) the Plan, and (iv) such other certificates, instruments, and documents as I have considered necessary for purposes of this opinion. In addition, in rendering this opinion I have assumed without independent verification the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity of certified copies submitted to me with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the federal securities laws of the United States and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof. The opinions expressed herein are rendered as of the date hereof and I expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Securities have been duly authorized and, when issued in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, and when the Registration Statement shall have become effective, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Von E. Hays
Senior Executive Vice President, Chief Legal Officer
and General Counsel